Exhibit 5.01
[Letterhead of Allen & Gledhill]
29 May 2007
Flextronics International Ltd.
2 Changi South Lane
Singapore 486123
Dear Sirs
Registration Statement on Form S-8 of Flextronics International Ltd. (the “Company”)
1.	At your request, we have examined the Registration Statement on Form S-8 (excluding all Exhibits thereto) (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission on or about 29 May 2007 in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 5,000,000 ordinary shares in the capital of the Company (“Ordinary Shares”) comprising an aggregate of:
(a)	such number of Ordinary Shares (the “Option Shares”) subject to issuance by the Company upon the valid exercise of subscription rights represented by outstanding share options granted under the Company’s 2001 Equity Incentive Plan (the “2001 EIP”); and

(b)	such number of Ordinary Shares (the “Performance Shares”) subject to issuance by the Company as bonus share awards pursuant to such terms and conditions as may be determined by the compensation committee of the Board of Directors of the Company pursuant to the 2001 EIP,
(the Option Shares and the Performance Shares to be collectively defined as the “Registration Shares”).
2.	As your Singapore counsel, we have examined the proceedings taken by the Company in connection with:-
(a)	the adoption of the 2001 EIP;

(b)	the increase in the maximum number of Ordinary Shares authorised for issuance under the 2001 EIP; and

(c)	the procedures for the allotment and issuance of new Ordinary Shares arising from the exercise of the subscription rights represented by outstanding share options granted under the 2001 EIP (as set out in the resolutions passed by the Board of Directors of the Company on 12 December 2001) (the “Company’s Allotment Procedures”).
3.	We have also made such other examinations of law and fact as we have considered necessary in order to form a basis for the opinion hereafter expressed.
4.	We have assumed that:-

(a)	there shall be subsisting a valid authority given to the Board of Directors of the Company pursuant to Section 161 of the Singapore Companies Act, Chapter 50 in respect of the issue of the Registration Shares at the time of the issue of the Registration Shares;

(b)	the Board of Directors of the Company shall before the issue of the Option Shares resolve to approve the allotment and issue by the Company of the Option Shares in accordance with the terms of the 2001 EIP upon the exercise of the subscription rights represented by the outstanding share options; and

(c)	the Board of Directors of the Company shall before the issue of the Performance Shares, resolve to approve the allotment and issue by the Company of the Performance Shares in accordance with the terms of the 2001 EIP.
5.	Based upon and subject to the foregoing and subject to any matters not disclosed to us, we are of the opinion that:
(a)	the Option Shares allotted and issued by the Company (i) upon the exercise of the subscription rights represented by outstanding share options granted under the 2001 EIP in accordance with its terms against full payment of the applicable exercise price, (ii) pursuant to the Company’s Allotment Procedures, and (iii) represented by share certificates issued by the Company in respect of such Option Shares, will be legally issued, fully-paid and non-assessable; and

(b)	the Performance Shares allotted and issued by the Company (i) in accordance with the terms of the 2001 EIP against full payment (if any) of each Performance Share so allotted and issued, and (ii) represented by share certificates issued by the Company in respect of such Performance Shares, will be legally issued, fully-paid and non-assessable.
6.	For the purposes of this opinion we have assumed that the term “non-assessable” in relation to the Registration Shares to be issued means under Singapore law that holders of such Registration Shares, having fully paid up all amounts due on such Registration Shares as to the issue price thereon, are under no further personal liability to contribute to the assets or liabilities of the Company in their capacities purely as holders of such Registration Shares.
7.	We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement and any amendments thereto.
Yours faithfully
/s/ Allen & Gledhill

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